Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:                                             Jamie Fulmer- (864) 342-5633

                                                                                                jfulmer@advanceamerica.net

Advance America Announces Record Annual Revenue of $709.6 Million

SPARTANBURG, S.C., February 13, 2008— Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the year and fourth quarter ended December 31, 2007.

For the year ended December 31, 2007, total revenues increased 5.5% to $709.6 million, compared to $672.3 million for the same period in 2006. Total revenues for the quarter ended December 31, 2007 decreased 1.1% to $183.6 million compared to $185.7 million for the same period in 2006. For the quarter ended December 31, 2007, total revenues for the centers opened prior to October 1, 2006 and still open as of December 31, 2007 increased 2.8% compared to the same period in 2006.

On September 20, 2007, the Company announced the closing of 31 centers in Pennsylvania, 45 centers in Oregon, and 27 underperforming centers in various other states, for a total of 103 center closings. The Company incurred charges of approximately $11.0 million for these center closings during the third quarter, including writing down the value of its receivables by $6.7 million, which includes impaired receivables for all centers in Pennsylvania, center closing costs of $2.9 million, and loss on disposal of fixed assets of $1.4 million.

On December 18, 2007, the Company announced its decision to close all remaining centers in Pennsylvania, resulting in additional charges of $1.7 million for center closing costs and disposal of fixed assets.  These charges are reflected in the Company’s results for the year ended December 31, 2007.  In addition to these charges of $1.7 million, prior to our decision to close these centers, we incurred $2.2 million of operating expenses in Pennsylvania during the quarter.

The provision for doubtful accounts as a percent of total revenues for the quarter ended December 31, 2007 was 23.4% compared to 22.1% for the same period in 2006.  For the year ended December 31, 2007, the provision for doubtful accounts, which includes the write down of receivables of $6.8 million, as a percent of total revenues for the year, was 19.8% compared to 18.0% in 2006.  Excluding the write down of receivables, the provision for doubtful accounts, as a percent of total revenues, was 18.8% for the year. The Company believes excluding the write down of receivables facilitates an understanding of recurring operating results and the comparison of period over period performance for continuing center operations. Proceeds from the sale of previously written-off customer receivables during the fourth quarter of 2007 totaled approximately $1.8 million compared to $2.6 million for the same period in 2006.

Center gross profit was $169.7 million in 2007 compared to $186.6 million in 2006. For the quarter ended December 31, 2007, center gross profit was $39.1 million compared to $49.6 million for the same period in 2006.   The previously mentioned write down of receivables and center closing costs reduced center gross profit by $10.5 million for the year and $0.9 million for the quarter ended December 31, 2007.

Net income for the year ended December 31, 2007 was $54.4 million, compared to $70.2 million for the same period in 2006.  Net income for the quarter ended December 31, 2007 was $11.5 million compared to $18.9 million for the same period in 2006. The previously mentioned write down of receivables, center closing costs, and loss on disposal of fixed assets reduced net income by $7.4 million for the year and $0.9 million for the quarter ended December 31, 2007.

For the year ended December 31, 2007, diluted earnings per share were $0.70 compared to diluted earnings per share of $0.87 for the same period in 2006. Diluted earnings per share were $0.15 for the quarter ended December 31, 2007, compared to diluted earnings per share of $0.24 for the same period in 2006.  The previously mentioned write down of receivables, center closing costs, and loss on disposal of fixed assets reduced diluted earnings per share by approximately $0.10 for the year ended December 31, 2007 and $0.01 for the quarter.

Commenting on the fourth quarter and full year 2007 results, Advance America’s President and Chief Executive Officer Ken Compton said, “We are pleased to report our fourth consecutive year of record revenue as a public company. We believe this is a reflection of the continued underlying strength of our business model.  2007 was a challenging year, but many of the initiatives we have begun, such as our expansion into the United Kingdom and Canada, and the introduction of new product offerings, have positioned our Company well for the future.”

The Company continues to focus on its expansion efforts in both the United Kingdom and Canada. Currently the Company operates 12 centers in the United Kingdom and has 85 total limited licensees. The Company operates a total of 10 centers in Canada.

During the fourth quarter, the Company repurchased approximately 4.4 million shares of its common stock in the open market for an aggregate purchase price of $40.0 million.  For the year, the Company repurchased approximately 6.5 million shares for an aggregate purchase price of $67.0 million. So far in 2008, the Company has repurchased an additional 1.6 million shares for an aggregate price of $13.6 million completing the remaining authorization on the Company’s previously announced share repurchase program. In total, since December 31, 2006, the Company has repurchased approximately 8.1 million shares or 10.1% of outstanding shares.

As of December 31, 2007, the Company had returned approximately $239 million in cash to its stockholders through the repurchase of shares and the payment of our quarterly dividends since becoming a public company in December of 2004.

Today, the Company’s Board of Director’s authorized an additional $75 million share repurchase program, and the Company intends to enter into a pre-arranged share repurchase plan intended to comply with the requirements of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  Commenting on the Company’s share repurchase program Compton said, “We continue to believe that the repurchase of the Company’s shares at the current prices represents an attractive use of capital for our stockholders.”

Also today, the Company’s Board of Directors declared a regular quarterly dividend of $0.125 per share. The dividend will be payable on March 7, 2008, to stockholders of record as of February 26, 2008.

The Company opened or acquired 57 and 221 new centers during the three months and year ended December 31, 2007, respectively, compared to 123 and 302 during the same periods in 2006. As of December 31, 2007, the Company had an operating network of 2,832 centers and 85 limited licensees in 35 states, the United Kingdom, and Canada.

The Company will discuss these results during a conference call on Thursday, February 14 at 9:00 a.m. (EST). To listen to this call, please dial the conference telephone number (877) 440-5787. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 1043000) until the close of business on February 21, 2008.

About Advance America:

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,800 centers and 85 limited licensees in 35 states, the United Kingdom, and Canada.   The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Consolidated Balance Sheets

December 31, 2006 and 2007

(in thousands, except per share data)

	2006	2007

Assets
Current assets
Cash and cash equivalents	$67,245	$28,251
Advances and fees receivable, net	237,725	221,480
Deferred income taxes	11,798	13,737
Other current assets	11,664	13,578
Total current assets	328,432	277,046
Restricted cash	5,446	5,701
Property and equipment, net	63,198	57,616
Goodwill	122,627	127,286
Other assets	5,389	4,049
Total assets	$525,092	$471,698

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$21,164	$16,204
Accrued liabilities	31,737	31,823
Income taxes payable	14,983	—
Accrual for third-party lender losses	—	4,587
Current portion of long-term debt	537	542
Total current liabilities	68,421	53,156
Revolving credit facility	104,835	142,302
Long-term debt	5,678	5,136
Deferred income taxes	13,564	20,629
Other liabilities	157	184
Total liabilities	192,655	221,407

Non-controlling interest in variable interest entity	32,540	—

Commitments and contingencies
Stockholders' equity
Preferred stock, par value $.01 per share, 25,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized;
96,821 shares issued and 79,534 shares outstanding at December 31, 2006;
96,821 shares issued and 72,947 shares outstanding at December 31, 2007	968	968
Paid in capital	285,382	286,999
Retained earnings	118,258	133,789
Accumulated other comprehensive loss	—	(75)
Common stock in treasury (17,287 shares at cost at December 31, 2006;
23,874 shares at cost at December 31, 2007)	(104,711)	(171,390
Total stockholders' equity	299,897	250,291
Total liabilities and stockholders' equity	$525,092	$471,698

Consolidated Statements of Income

Quarter and Year Ended December 31, 2006 and 2007

(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
	(unaudited)	(unaudited)
Revenues:
Fees and interest charged to customers	$185,652	$183,609	$659,876	$709,557
Marketing, processing and servicing fees	—	—	12,418	—
Total revenues	185,652	183,609	672,294	709,557

Center Expenses:
Salaries and related payroll costs	46,559	50,225	185,938	199,416
Occupancy costs	23,034	24,679	87,276	96,847
Provision for doubtful accounts	41,030	42,902	120,855	140,245
Center depreciation expense	4,199	4,324	16,233	17,200
Advertising expense	7,165	7,332	20,375	26,770
Other center expenses	14,106	15,093	54,986	59,340
Total center expenses	136,093	144,555	485,663	539,818
Center gross profit	49,559	39,054	186,631	169,739

Corporate and Other Expenses (Income):
General and administrative expenses	13,608	15,404	53,363	59,410
Corporate depreciation expense	863	752	3,661	3,162
Interest expense	3,133	3,288	7,129	11,059
Interest income	(119)	(56)	(538)	(317)
Loss on disposal of property and equipment	135	761	960	3,189
Loss on impairment of assets	—	—	—	314
Income before income taxes	31,939	18,905	122,056	92,922
Income tax expense	12,299	7,510	48,858	37,831
Income before (income) loss of consolidated variable interest entity	19,640	11,395	73,198	55,091
(Income) loss of consolidated variable interest entity	(780)	105	(3,047)	(706)
Net income	$18,860	$11,500	$70,151	$54,385

Net income per common share - basic	$0.24	$0.15	$0.87	$0.70
Weighted average number of shares outstanding - basic	79,109	75,425	80,889	77,923

Net income per common share - diluted	$0.24	$0.15	$0.87	$0.70
Weighted average number of shares outstanding - diluted	79,148	75,426	80,917	77,935